UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 10, 2021

Trillion Energy International Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-55539	47-4488552
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Turan Gunes Bulvari, Park Oran Ofis Plaza, 180-y, Daire:54, Kat:16, 06450, Oran, Cankaya, Ankara, Turkey	06450
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	+90 312 441 80 02

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

Exercise of Warrants/Options and Issue of RSU

On November 10, 2021, the Company issued an aggregate of 9,221,667 shares of common stock as follows:

●	The Company issued 1,125,000 Common Shares pursuant to RSU’s previously issued to management, directors and officers of the Company.

●	The Company issued 990,000 Common Shares at $0.06 per share for gross proceeds of $59,400 relating to the exercise of 990,000 incentive stock options.

●	The Company issued 500,000 Common Shares at $0.12 per share for gross proceeds of $60,000 relating to the exercise of 500,000 incentive stock options.

●	The Company issued 1,640,000 Common Shares ranging from $0.06 - $0.12 per share for gross proceeds of $177,600 relating to the exercise of 1,640,000 incentive stock options.

●	The Company issued 4,966,667 shares, as a result of the exercise of 4,966,667share purchase warrants. The shares issued include 1,416,667 issued to a director and officer, Arthur Halleran, where the Company entered into a promissory note agreement with Mr. Halleran for total principal receivable by the Company of approximately $136,363 (CAD$170,000), as consideration for the payment of the exercise price of the warrants. The note bears interest at 5% per annum and matures in November 2023.

The securities referred to herein will not be or have not been registered under the United States Securities Act of 1933, as amended and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

We issued the above securities to seven (7) non-US persons (as that term is defined in Regulation S of the Securities Act of 1933), in offshore transactions relying on Regulation S of the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Trillion Energy International Inc.

/s/ David Thompson
David Thompson
Director and Chief Financial Officer

Date:	November 17th 2021

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